Exhibit 10.4

AMENDMENT NO. 1 TO DEVELOPMENT AGREEMENT AND AMENDMENT NO. 1 TO RESEARCH AND DEVELOPM ENT AGREEMENT

This is Amendment No. 1 dated January 28, 2015 by and between Point Medical, Inc., a Delaware corporation (“PMI”), and Leveraged Developments LLC, a New Hampshire limited liability company (“LD”), (this “Amendment”) to the Development Agreement dated October 29, 2014 (the “Development Agreement”) and to the Research and Development Agreement dated October 29, 2014 (the “R&D Agreement”) (the Development Agreement and the R&D Agreement collectively the “Collaboration Agreements” and each a “Collaboration Agreement”) to which PMI and LD are party.

WITNESSETH

WHEREAS, LD and PMJ are the Parties to the Development Agreement, which they wish to amend upon the terms set forth herein;

WHEREAS, LD and PMI are the Parties to the R&D Agreement, which they wish to amend upon the terms set forth herein;

NOW THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.          Recitals; Defined Terms. The representations contained in the foregoing “WHEREAS clauses’ are incorporated into this Agreement as if fully set forth herein. Terms used but not defined herein shall have such meaning as is set forth in the Collaboration Agreements or in the Asset Purchase and Intellectual Property Assignment Agreement between LD and PMI dated October 29, 2014 (the “Asset Purchase Agreement”). It is agreed that effective with the execution of this Amendment, the term “Development Agreement” means the Development Agreement as amended hereby and that the term the “R&D Agreement” means the R&D Agreement as amended hereby.

2.          LD’s Contractors and Subcontractors. LD represents and warrants that amount set forth on Schedule A opposite the name of each Contractor and Subcontractor is the amount projected by LD for goods and services provided to LD with respect to the Product as of the most recent estimate of work required from the respective Contractor and Subcontractor. LD covenants and agrees to pay all amounts owing to each Contractor and Subcontractor according to their payment terms. The amounts shown on Schedule A are to be seen in aggregate a maximum outside expense budget for the project.

3.          Invoices from Contractors and Subcontractors. For all work hereafter performed pursuant to either Collaboration Agreement , LD agrees to provide PMI with a copy of each invoice or other account payable received from any contactor, subcontractor or other person performing design, engineering and/or development work, including from Contactors and Subcontractors (such persons collectively “Current Contractors and Subcontractors”), not later than five days after receipt by LD, as well as any other invoice or account payable receive by LD with respect to the Product which is for an amount of $1,000 or more (all of the foregoing, collectively “Invoices”). LD shall forward copies of Invoices to PMI by fax or electronic mail.

Provisions Applicable to the Development Agreement

4.          Services to Complete the Development of the Product Under the Development Agreement. In order to assist LD in the completion of its deliverables under the Development Agreement, PMI agrees to extend the Development Plan under the Development Agreement and to fund additional work and services to be performed under the Development Agreement upon the terms set forth herein. PMI agrees to remit funds to LD to pay Invoices for work performed pursuant to the Development Plan during the period February 1, 2015 through May 31, 2015 up to the amount shown in aggregate set forth on Schedule A, not later than 10 days after PMI’s receipt of the respective Invoice, provided that:

4.1           LD states that it is approving the Invoice for payment, which approval shall be deemed a representation and warranty the payee is in compliance in all material respects as to its obligations to LD with respect to the goods and services which are the subject of the Invoice, in terms of quality, scope, adherence to time schedule, and any other parameter reasonably requested by PMI from time to time; and

4.2           The total amount of funds remitted by PMI in payment of all Invoices from all Current Contractors pursuant to this Section 3 does not exceed the total amount of funds referenced on Schedule A in the “total” line, unless PMI shall in its sole discretion agree to pay such overage; and

4.3           LD is not in breach of any of its agreements with PMI including without limitation the Development Agreement and the Asset Purchase Agreement; and

4.4           LD remits the funds received from PMI directly to the respective Current Contractor and Subcontractor not later than four (4) business days after receipt from PMI.

5.          Funding of LD Payroll During the Period February 1, 2015 through April 30, 2015. LD represents and warrants that its payroll obligation for its current employees is approximately $75,000 per month. PMI agrees to remit $75,000 to LD on February 1, 2015, March 1, 2015 and April 1, 2015 which LD agrees will be used for employee payroll solely to the extent pertaining to employee time allocated to the development of the Product under the Development Agreement; provided, however, that as of each such date LD is not then in breach of any its agreements with PMJ including without limitation the Development Agreement and the Asset Purchase Agreement. PMI may agree to pay amounts in addition to this $75 000, if its sole discretion it agrees to increased LD staffing to accelerate the Development Plan.

6.          LD Payroll for the Month of May 2015. PMI agrees to remit $75  ,0  00 to LD to be use to cover payroll in the month of May 2015 solely to the extent pertam1ng to employee time allocated to the development of the Product under the Development Agreement, or such other amount as the Parties may agree; provided, however, that as of each such date LD is not then in breach of any its agreements with PMI including without limitation the Development Agreement and the Asset Purchase Agreement. In connection with this, PMI may in its sole discretion elect to accelerate the start date of payments under the R&D Agreement to May 1, 2015 (in which case such $75,000 shall be deemed on account of PMJ ’s obligations under the R&D Agreement) , or alternatively, such payment shall be allocated as provided for in Section 7 hereof.

7.          Allocation of Funding Provided Pursuant to Sections 4, 5 and 6 of this Amendment. The obligation of PMI provided for in Section 3.6 of the Development Agreement to make a $40,000 payment in Month 11 (which as a result of earlier payments is actually in the amount of $30,000) and a $200.000 payment upon the latter of Month 12 or Regulatory Approval is hereby terminated. Payments pursuant to Sections 4 and 5 of this Amendment (and Section 6, unless PMI shall elect to accelerate the start date of payments due under the R&D Agreement, as provided for in Section 6) in excess of $30,000 shall be deemed advance payments of Success Fees due under Section 5.1 of the Development Agreement; provided that each such advance payment shall bear interest at the rate of zero-point-three Percent (0.3%) per thirty (30) day period until the date of the first commercial shipment of the Product and accordingly the amount of the Success Fee which shall be deemed to have been paid shall equal the amount of the advance payment plus the amount of accrued interest. Upon Regulatory Approval of the Product, PMI will credit $200,000 to LD in the form of reducing the principal balance of “advance payments of Success Fees” as detailed in this section. PMI shall not have any obligation to make payment of any Success Fees pursuant to Section 5.1 of the Development Agreement until the aggregate amount credited towards advance payment of Success Fees pursuant to the foregoing provisions shall be reduced to zero.

Provisions Applicable to the R&D Agreement

8.          Development Costs under the R&D Agreement. Section 4.6 of the Development Agreement is deleted in its entirety and in its place and stead it is agreed as follows:

8.1           Commencing June 1, 2015 and on the first day of each month thereafter during the Term of the R&D Agreement, PMI shall remit to LD up to $75,000 or such lesser amount as shall then equal LD’s payroll obligation for the ensuing month which shall be used by LD to pay its payroll solely to the extent pertaining to employee time allocated to the development of the agreed to under the R&D Agreement; provided prior to the first day of each month LD shall provide PMI with a statement representing to its payrol1 obligation for the ensuing month, and if such payroll obligation is less than $75,000, then PMI shall remit such lesser amount; provided, further however, that as of each such date LD is not then in breach of any its agreements with PMI including without limitation the R&D Agreement, the Development Agreement and the Asset Purchase Agreement. PMI may agree to pay amounts in addition to this $75,000 if in its sole discretion it agrees to increased LD staffing to accelerate the R&D Agreement Development Plan. The total amount to be paid pursuant to this Section 8.1 shall not exceed One Million Four Hundred Forty Thousand Dollars ($1,440,000), unless PMI in its sole discretion shall elect to pay any additional amount.

8.2           PMI agrees to remit funds to LD to pay Invoices for work performed pursuant to each Three Month Rolling R&D Agreement Development Plan (as hereafter defined), not later than 30 days after PMT ’s receipt of the respective Invoice, provided that:

8.2.1           LD states that it is approving the Invoice for payment, which approval shall be deemed a representation and warranty the payee is in compliance in all material respects as to its obligations to LD with respect to the goods and services which are the subject of the Invoice, in terms of quality, scope, adherence to time schedule, and any other parameter reasonably requested by PMI from time to time: and

8.2.2           The total amount of the Invoice for the period in question does not exceed the amount set forth in the Three Month Rolling R&D Agreement Development Plan for the such payee for such period in question, unless PMI shall in its sole discretion agree to pay such overage; and

8.2.3           The total amount of funds remitted by PMI in payment of all Invoices from all Current Contractors and Subcontractors during the period in question pursuant to the Three Month Rolling R&D Agreement Development Plan does not exceed the total amount indicated for the period shown as payable in Three Month Rolling R&D Agreement Development Plan, unless PMI shall in its sole discretion agree to pay such overage; and

8.2.4           The total amount of funds remitted by PMI pursuant to the Three Month Rolling R&D Agreement Development Plan does not exceed the total amount of funds shown as payable in Three Month Rolling R&D Agreement Development Plan in the “total” line and the total amount of funds remitted to date pursuant to all Three Month Rolling Development Plans does not exceed One Million Four Hundred Forty Thousand Dollars ($1,440,000), unless PMI shall in its sole discretion agree to pay such overage; and

8.2.5           LD remits the funds received from PMI directly to the respective Current Contractor and Subcontractor not later than four (4) business days after receipt from PMI, and LD provides evidence to PMI of such payment, not later than four (4) business days after making such payment.

8.3           Notwithstanding anything herein to the contrary, PMI shall have no obligation to make payments under any Three Month Rolling R&D Agreement Development Plan if at the time that the payment is otherwise due the Parties have not reached agreement on the Three Month Rolling Development Plan covering the month as to which payment is being made or LD is then in breach of any its agreements with PMI including without limitation either of the Collaboration Agreements or the Asset Purchase Agreement.

8.4           The term “Three Month Rolling R&D Agreement Development Plan” shall mean the R&D Agreement Development Plan for any given three month period, which shall contain the information provided for in the definition of “R&D Agreement Development Plan” for such three month period, together with the names of all then Current Contractors and Subcontractors, work to be performed by each such person, and amounts to be paid to each such person on a monthly basis, and such other information as reasonably required by PMI. The first Three Month Rolling R&D Agreement Development Plan shall be for the period starting June I , 20 1 5 through August 31, 2015, and the second Three Month Rolling R&D Agreement Development Plan shall be for the period September 1, 2015 through November 30, 2015, and further Three Month Rolling R&D Agreement Development Plans shall similarly follow thereafter; provided, however, that the Parties shall revise a Three Month Rolling R&D Agreement Development Plan whenever reasonably requested by PMI, upon the occurrence of an unanticipated material development or otherwise. The planning by LD and PMI for each Three Month Rolling R&D Agreement Development Plan shall occur during the three month period prior to the commencement date of each Plan and the Parties shall work in good faith together to develop each such Plan and to agree upon the final version of each such Plan prior to the commencement date of such Plan.

8.5           Additional Termination Right. PMI may terminate the R&D Agreement upon sixty (60) days prior written notice, if, in the opinion of an Independent Product Design(IPD) firm selected by PMI, LD has failed to deliver on key project deliverables in the previous or the current Three Month R&D Agreement Development Plan. The termination will not take effect if during this notice period, LD cures the default in the deliverables to PMI’s satisfaction or as determined by a subsequent review of the IPD firm. This termination right is in addition to the termination rights under Section 6.2 of the R&D Agreement.

Additional Provisions Applicable to Both Collaboration Agreements

9.          Meetings and Communications with Current Contractors and Subcontractors. LD agrees that PMI may meet with any Current Contractor or Subcontractor which it requests, with or without LD. and that PMI may communicate directly with any Current Contractor or Subcontractor on any matter whatsoever pertaining to such person’s or entity’s work with respect to the Product and the Product Development Plan or Three Month Rolling R&D Agreement Development Agreement Plan and any matter arising under any of the Collaboration Agreements including without limitation Section 3.10 of the Development Agreement and Section 4.9 of the R&D Agreement. PMI may also require that each Current Contractor and Subcontractor enter into a earate non-disclosure agreement, assignment of intellectual property agreement, or any other sunllar agreement contemplated by the Collaboration Agreements or otherwise reasonably required to protect PMI’s interest in intellectual property protection and ownership, directly with P1or, if detennied by PMI _in its sole discretion, may request that LD cause existing non- dISclosure and assignment of mtellectual property agreements with Current Contractors and Subcontractors be modified to add PMI as a party and that PMI be a party together with LD in any new such agreement.

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10.         Representation and Warranties.

10.1         Representations and Warranties of Both Parties. Each Party hereby represents, warrants, and covenants to the other Party, as of the date of the execution of this Amendment, that:

10.1.1           Dulv Organized and Due Authorization. Each Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Amendment and to carry out the provisions hereof. Each Party has taken all necessary action on its part to authorize the execution and delivery of this Amendment and the performance of its obligations hereunder;

10.1.2           Binding Agreement. This Amendment has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof. Except as provided for herein, each of the Development Agreement, the R&Dt Agreement and the Asset Purchase Agreement are in full force and effect and are not modified or amended ;and

10.1.3           No Conflict. The execution, delivery and performance of this Amendment by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party.

11.         Miscellaneous.

11.1 No Third Party Beneficiaries. This Amendment shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.2 Entire Agreement. Except as agreed to by the parties in writing, this Amendment and Schedules hereto, and the Collaboration Agreements together with the Asset Purchase Agreement and their respective attachments and schedules, constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, whether written or oral, with respect to the subject matter hereof.

11.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Amendment from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall or by any other electronic means shall be treated as original signatures.

11.4 Headings. The Section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

11.5 Governing Law. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties hereto submit to the exclusive jurisdiction of the State and Federal courts in the State of Delaware and New Castle County with respect to any dispute.

IN WITNESS WHEREOF , PMI and LD intending legally to be bound hereby have caused this Amendment to be duly executed as of the date first above written.

POINT MEDICAL, INC.

By:	/s/ Jerry Ruddle

Name:	Jerry Ruddle

Title:	President and COO

Date:

LEVERAGED DEVELOPMENTS LLC

By:	/s/ Jeffrey Carlisle
Name:	Jeffrey Carlisle
Title:	Member

Date:	1 /29 /15

Schedule A

Breeze Cash Planning

	Feb		Mar		Apr		May
Eclipse		$12		$20		$10
Continuum		$30		$30		$20
Kelly		$18		$18		$18
Protolabs		$18		$12	$
Branson		$4		$4	$
Intertech	$		$			$20
C&C Plaistow		$8		$8		$8
McMaster		$5		$5		$5
Ethox	$			15	$
Bbraun		$3		$3		$3
Bellowstech		$7		$4		$4
Lee Valve		$2		$2	$
Electrocraft		$2		$3	$
JN White		$12		$20		$6
Magnetyze		$3		$3	$
New England Electropolish	$			$4		$3
Tenergy	$			$3	$
Unallocated		$2		$21		$2	$60
		123		$154		$98	$0
Total non-payroll oudget		125		175		100	60